Exhibit  99.1

FONEFRIEND  INC.  COMPLETES  $3  MILLION  EQUITY  FINANCING

LOS ANGELES, Calif.--(PR NEWSWIRE) - February 27, 2004, FoneFriend, Inc. (OTCBB:FFRD) -- today announced the closure of a $3 million financing arrangement with Dutchess Private Equities Fund, LP. The company will use a significant portion of the proceeds to launch the manufacturing and marketing of its Internet Telephony device, the "FoneFriend."

"This financing is an important step for FoneFriend, allowing us to commence manufacturing and to implement our marketing campaign for the FoneFriend. Funds from this financing will also allow us to further develop our infrastructure to support anticipated marketing and distribution alliances in foreign markets, where the consumer appeal for our product is very strong due to expensive calling rates typically charged by foreign telephone companies," said Jackelyn Giroux, President of FoneFriend, Inc.

ABOUT  DUTCHESS  PRIVATE  EQUITIES  FUND,  LP

Dutchess Private Equities Fund, LP is engaged in assisting growth companies in all facets of their long-term strategy by providing capital and progressive business solutions. Dutchess Private Equities Fund, LP, manages a portfolio of private investments in public equities. Founded in 1996, Dutchess has been involved in excess of $200 million in financings for such companies.

ABOUT  FONEFRIEND,  INC.

FoneFriend, based in Los Angeles, California, is a VoIP telephony and marketing company which owns a license to patented technology used in the product known as "the FoneFriend". FoneFriend's product enables customers to call long distance, worldwide, via any dial up network without the need for any computer equipment or knowledge. Essentially, the FoneFriend device can turn any standard, household telephone into an Internet telephone, creating significant savings for customers on their long distance phone bills by utilizing the Internet to carry calls as opposed to traditional telephone company networks. The FoneFriend unit is portable and can be used worldwide for a modest monthly subscription fee. For further information please visit: www.MyFonefriend.com.

This  press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Investors are cautioned that all forward-looking statements involve risks and uncertainties, as such statements are based on management's current expectations and are subject to certain factors, risks and uncertainties that may cause actual results, events and performance to differ materially from those referred to or implied by such statements. In addition, actual future results may differ materially from those anticipated, depending on a variety of factors which include, but are not limited to, our ability to leverage our technology, manage our growth, protect our intellectual property rights, attract new customers and general economic conditions affecting consumer spending, including uncertainties relating to global political conditions. Further information with respect to important factors that should be considered is contained in the Company's Annual and Quarterly Reports on Forms 10-KSB and 10-QSB, as filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in its expectations, except as may be required by law.

For  further  information  regarding  this  press  release,  please  contact:

          Gary Rasmussen, Business Development
          Tel:     (818) 376-1616
          Email:    gar@fonefriend.biz